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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

Amendment No.:  2

Name of Issuer:  Capital Corp of the West

Title of Class of Securities: Common Stock, no par value

CUSIP Number: 140065103



  (Date of Event Which Requires Filing of this Statement)

                     December 31, 1999

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ / Rule 13d-1(b)
/X/ Rule 13d-1(c)
/ / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

OBThe information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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CUSIP Number: 140065103

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

         Basswood Partners, LLC

2.  Check the Appropriate Box if a Member of a Group

         a.
         b.   X

3.  SEC Use Only


4.  Citizenship or Place of Organization

         Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:



6.  Shared Voting Power:

         151,335

7.  Sole Dispositive Power:



8.  Shared Dispositive Power:

         151,335

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

         151,335

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

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11. Percent of Class Represented by Amount in Row (9)

          3.3%

12. Type of Reporting Person

          CO

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CUSIP Number: 140065103

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Basswood Capital Management, LLC


2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          United States

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:



6.  Shared Voting Power:

          41,764

7.  Sole Dispositive Power:



8.  Shared Dispositive Power:

          41,764

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          41,764

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

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11. Percent of Class Represented by Amount in Row (9)

          0.9%

12. Type of Reporting Person

          CO

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CUSIP Number: 140065103

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Matthew Lindenbaum


2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          United States

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:



6.  Shared Voting Power:

          193,099

7.  Sole Dispositive Power:



8.  Shared Dispositive Power:

          193,099

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          193,099

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

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11. Percent of Class Represented by Amount in Row (9)

          4.3%

12. Type of Reporting Person

          IN

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CUSIP Number: 140065103

1.  Name of Reporting Person
    I.R.S. Identification No. of Above Person

          Bennett Lindenbaum


2.  Check the Appropriate Box if a Member of a Group

          a.
          b.  X

3.  SEC Use Only


4.  Citizenship or Place of Organization

          United States

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:



6.  Shared Voting Power:

          193,099

7.  Sole Dispositive Power:



8.  Shared Dispositive Power:

          193,099

9.  Aggregate Amount Beneficially Owned by Each Reporting
    Person

          193,099

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares

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11. Percent of Class Represented by Amount in Row (9)

          4.3%

12. Type of Reporting Person

          IN

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Item 1(a) Name of Issuer:  Capital Corp of the West

      (b) Address of Issuer's Principal Executive Offices:

          1160 West Olive Avenue
          Suite A
          Merced, California  95348

Item 2(a) - (c).  Name, Principal Business Address, and
Citizenship of Persons Filing:

          Matthew Lindenbaum
          Bennett Lindenbaum
          Basswood Partners, LLC
          Basswood Capital Management, LLC
          645 Madison Avenue
          10th Floor
          New York, New York  10022

          Matthew Lindenbaum and Bennett Lindenbaum - United
          States citizens

          Basswood Partners, LLC and Basswood Capital
          Management, LLC - Delaware limited liability corporations

    (d) Title of Class of Securities: Common Stock, no par value

    (e)   CUSIP Number:  140065103

Item 3.  If this statement is filed pursuant to Rule
13d-1(b)(1) or 13d-2(b) or (c) check whether the person filing is:

    (a) / / Broker or dealer registered under Section 15 of the Act,

    (b)  / / Bank as defined in Section 3(a)(6) of the Act,

    (c)  / / Insurance Company as defined in
             Section 3(a)(19) of the Act,

    (d) / / Investment Company registered under Section 8 of the Investment Company Act,

    (e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

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    (f)  / / Employee Benefit Plan, Pension Fund which is
             subject to the provisions of the Employee
             Retirement Income Security Act of 1974 or
             Endowment Fund,

    (g)  / / Parent Holding Company, in accordance with Rule
             13d-1(b)(ii)(G),

    (h) / / Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

    (i) / / Church plan excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

    (j)  / / Group, in accordance with Rule 13d-
             1(b)(1)(ii)(H).

If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

 Item 4. Ownership.

         (a) Amount Beneficially Owned:

             193,099 shares owned by Matthew Lindenbaum, Bennett Lindenbaum, Basswood Partners, LLC and
             Basswood Capital Management, LLC

         (b) Percent of Class:

             4.3% owned by Matthew Lindenbaum, Bennett
             Lindenbaum, Basswood Partners, LLC and Basswood
             Capital Management, LLC

         (c) Matthew Lindenbaum, Bennett Lindenbaum,
             Basswood Partners, LLC and Basswood Capital
             Management, LLC:

             193,099 shares with shared power to vote or to direct the vote; 0 shares with sole power to vote or to direct the vote; 193,099 shares with shared power to dispose or to direct the disposition of; 0 shares with sole power to dispose or direct the disposition of

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 Item 5. Ownership of Five Percent or Less of a Class.

         This statement is being filed to report that as of the date hereof the reporting parties have ceased to be the beneficial owner of more than 5% of this class of securities.

Item 6.  Ownership of More than Five Percent on Behalf of
         Another Person.

         N/A

Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported by the
         Parent Holding Company.

         N/A

Item 8.  Identification and Classification of Members of the
         Group.

         N/A

Item 9.  Notice of Dissolution of the Group.

         N/A

Item 10.

    Certification for Rule 13d-1(c): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

    BASSWOOD PARTNERS, LLC



    By: /s/ Matthew Lindenbaum
        ___________________________________

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        Matthew Lindenbaum, Managing Member


    BASSWOOD CAPITAL MANAGEMENT, LLC



    By: /s/ Matthew Lindenbaum
        ___________________________________
        Matthew Lindenbaum, Managing Member



        /s/ Matthew Lindenbaum
    _______________________________________
    Matthew Lindenbaum



        /s/ Bennett Lindenbaum
    _________________________________
    Bennett Lindenbaum

February 28, 2000



























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00705003.AK4





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                                                        Exhibit A





                         AGREEMENT

         The undersigned agree that this Schedule 13G dated

February 28, 2000 relating to the Common Stock of Capital

Corp of the West shall be filed on behalf of the

undersigned.


                           BASSWOOD PARTNERS, LLC



                           By: /s/ Matthew Lindenbaum
                                _____________________________
                                Matthew Lindenbaum, Managing
                                  Member



                           BASSWOOD CAPITAL MANAGEMENT, LLC



                           By: /s/ Matthew Lindenbaum
                           __________________________________
                                Matthew Lindenbaum, Managing
                                  Member



                                /s/ Matthew Lindenbaum
                           __________________________________
                           Matthew Lindenbaum



                                /s/ Bennett Lindenbaum
                           __________________________________
                           Bennett Lindenbaum



00705003.AK4